Exhibit 99.1

FOR IMMEDIATE RELEASE

BG Medicine to transfer to the NASDAQ Capital Market;

Obtains Requested NASDAQ extension

WALTHAM, Mass., Jan. 27, 2014 (GLOBENEWSWIRE) BG Medicine, Inc. (BGMD) (the “Company”) announced today that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for the transfer of its listing from The NASDAQ Global Market to The NASDAQ Capital Market, which transfer will be effective with the open of business today. The Company’s securities will continue to trade on NASDAQ under the symbol “BGMD.”

The Company’s continued listing on NASDAQ is subject to certain conditions, including the Company’s satisfaction of the applicable $35 million market value of listed securities requirement (the “Market Cap Requirement”) or the alternative requirement of $2.5 million in stockholders’ equity on or before April 15, 2014. Compliance with the Market Cap Requirement can be achieved by evidencing a market value of listed securities of at least $35 million (based on the closing bid price for the Company’s common stock) for a minimum of 10 consecutive business days, but generally for not more than 20 consecutive business days. The Company is diligently working to timely satisfy the terms of the Panel’s decision; however, there can be no assurance that the Company will be able to do so.

As previously disclosed in a Current Report on Form 8-K dated November 15, 2013, on November 14, 2013, the Company was notified by NASDAQ that it no longer satisfied the $50 million market value of listed securities requirement for continued listing on The NASDAQ Global Market and that its securities were therefore subject to delisting. The Company subsequently requested a hearing before the Panel, at which hearing the Company requested the transfer of its listing to The NASDAQ Capital Market pursuant to an extension within which to evidence compliance with the Market Cap Requirement or the alternative stockholders’ equity requirement by April 15, 2014.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here.